Exhibit 99.1

Summary of 2008 Non-Employee Director Compensation
(March 25, 2008)

The Non-employee Director compensation plan for 2008 (the “Plan”) applies solely to members of the Company’s board of directors who are not employees of the Company (each, a “Non-employee Director”, and collectively, the “Non-employee Directors”).  Pursuant to the Plan, each Non-employee Director will receive: (i) an annual cash compensation of $21,000; and (ii) an annual award of such number of shares of the Company’s common stock that has a value of $28,000 on March 25, 2008 (based upon the fair market value of the Company’s common stock as of March 25, 2008).  Each Non-employee Director serving on the Company’s Audit Committee will receive an additional $875 per quarter.  The Company will make all payments under the Plan quarterly and in arrears.